EXHIBIT 5




                                 March 29, 1999



Washington Homes, Inc.
1802 Brightseat Road
Landover, MD  20785-4234

Dear Sir or Madam:

          I have acted as counsel for Washington Homes, Inc. (the "Company") in connection in the offering of 1,000,000 shares of voting Common Stock ($.01 par value) (the "Offering") pursuant to a registration statement of Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") relating to the Company's Employee Stock Option Plan. In connection therewith, I have reviewed such documents and proceedings and given regard to such legal principles as I have deemed relevant.

          Based on the foregoing, I am of the opinion that shares of the Company's voting Common Stock ($.01 par value) to be sold in the Offering, when issued and sold in accordance with the provisions of the Registration Statement, will be legally issued, fully paid and non-assessable shares of the Company.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                Very truly yours,



                                Laurence R. Jaffe
                                General Counsel